Exhibit 99.1

IDT Reports Results for the Fourth Quarter and Fiscal 2008

NEWARK, NJ — October 6, 2008 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for its fourth quarter and fiscal 2008 year July 31, 2008.

•	Q4 revenues: $480.0 million, down 2.6% year-over-year.

•	Q4 net loss: ($86.4) million, versus net loss of ($112.4) million one year ago.

•	Q4 loss from operations ($79.3) million, compared with ($123.7) million in the year-ago period.

•	Q4 net loss per share ($1.15), versus net loss per share of ($1.38) one year ago.

•	Fiscal 2008 revenues: $1,878.0 million, versus $2,012.7 million in fiscal 2007.

•	Fiscal 2008 net loss: ($224.3) million, versus net income of $58.6 million in fiscal 2007, of which ($4.9) million and $198.1 million, respectively, were due to discontinued operations.

•	Fiscal 2008 loss from operations ($198.3) million, compared with ($172.7) million from operations in fiscal 2007.

•

Fiscal 2008 net loss per share ($2.95) and loss per share from continuing operations ($2.88), versus net income per share of $0.71 and loss per share from continuing operations of ($1.70) in fiscal 2007.

•

Cash, cash equivalents, marketable securities, and investments totaled $343.3 million; $82.9 million of the cash, cash equivalents and marketable securities was restricted, as of the end of the fiscal year.

SUMMARY OF OPERATING RESULTS

The following table summarizes the operating performance of IDT’s continuing businesses:

$ millions	Revenues					Income (Loss) from Operations
	Fiscal ‘08	Fiscal ‘07	Q4 ‘08	Q3 ‘08	Q4 ‘07	Fiscal ‘08	Fiscal ‘07	Q4 ‘08	Q3 ‘08	Q4 ‘07
Wholesale Telecom	$1,062.6	$1,220.6	$270.0	$248.1	$301.8	$26.7	$(19.8)	$(6.8)	$(10.4)	$(8.7)
Prepaid Products	778.4	971.8	183.9	182.8	228.7	(86.2)	(109.0)	(30.7)	(24.5)	(72.3)
Consumer Phone Service	88.0	148.8	18.9	20.8	30.0	19.3	65.6	2.5	7.6	9.8
Inter-segment	(400.5)	(575.5)	(94.3)	(90.6)	(128.6)	—	—	—	—	—

IDT Telecom Total	1,528.5	1,765.7	378.5	361.0	431.9	(40.1)	(63.2)	(35.0)	(27.3)	(71.3)
IDT Energy	248.9	190.8	75.5	66.3	45.3	6.0	11.4	1.6	0.9	0.5
IDT Capital	55.0	50.8	14.8	13.5	13.5	(63.8)	(26.6)	(22.7)	(17.0)	(10.5)
IDT Carmel	45.7	5.4	11.1	12.5	1.8	(25.3)	(10.7)	(16.9)	1.9	(5.2)
Corporate	—	—	—	—	—	(75.3)	(83.7)	(6.3)	(28.9)	(37.1)

Total IDT	$1,878.0	$2,012.7	$480.0	$453.2	$492.6	$(198.3)	$(172.7)	$(79.3)	$(70.5)	$(123.7)

Columns in table may not add accurately due to rounding.

In Q1 2008 we changed our accounting for IDT Carmel operations, as described below. This change accounts for the majority of the changes in revenues from IDT Carmel operations as compared to the year-ago period.

RECENT DEVELOPMENTS

On October 3, 2008, we announced a CEO succession plan, an extended employment and compensation arrangement with Howard Jonas, an agreement by Jim Courter, Vice Chairman/CEO to accept his base salary in IDT stock in lieu of salary and the retention of Jefferies & Company, Inc. to act as financial advisor to the Company. Mr. Jonas has agreed to become the Company’s Chief Executive Officer upon the retirement of Jim Courter. Mr. Jonas will enter into a five-year employment agreement with IDT, providing for the payment of his base compensation in shares of Common Stock for the five-year period beginning on January 1, 2009.

The New York Stock Exchange has notified us that we are out of compliance with the Exchange’s listing standards by virtue of IDT’s market capitalization and also with the Exchange’s one dollar minimum price. Under the rules of the Exchange, we have 45 days from receipt of the Notification on the market capitalization non-compliance to file a plan with the Exchange demonstrating our ability to meet the listing requirements. We must be in compliance with the market capitalization standard within 18 months and with the share price minimum within 6 months.

On September 4, 2008, we announced a new management team at IDT Carmel Holdings, Inc., headed by President and COO Mark Meisenbacher. Mr. Meisenbacher is a twenty year industry veteran who previously served as COO of Axiant.

As we continue our restructuring, we recognize restructuring and impairment charges. In the fourth quarter of fiscal 2008 we recognized $45.5 million in consolidated restructuring and impairment charges, including $15.7 million primarily for severance due to reductions in our workforce and $29.8 million in write-downs of goodwill and fixed assets, primarily in our Prepaid Products—Rechargeable and Wholesale telecom business units. The $29.8 million of write-downs were recorded primarily as a result of our annual assessment in accordance with FAS 142, where the expected discounted future cash flows of those businesses did not support the carrying value of the assets. Accordingly we recorded an impairment charge as required by FAS 142. In the fourth quarter of fiscal 2008, IDT Telecom recorded $10.4 million of the restructuring charges and $24.6 million of the impairment charges. In fiscal 2008 we recognized $66.2 million in consolidated restructuring and impairment charges, of which $49.2 million related to IDT Telecom and $7.4 million was incurred by Corporate, mostly due to workforce reductions.

In June and August 2008 we received notices from the IRS assessing tax of approximately $75 million for the period ending July 31, 2001, approximately $1.0 million for adjustments carried forward to fiscal years 2005 and 2006 and applicable interest of $39.5 million. In July 2008 we paid $10.0 million of the amount noted as a good faith payment. We have initiated discussion with the IRS regarding the timing of payment, however, we cannot assure you that we will be able to conclude any arrangement with the IRS and the balance could become due and payable in 30 days.

RESULTS OF IDT TELECOM OPERATIONS

Telecom Line of Business Detail

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 07	Q1 08	Q2 08	Q3 08	Q4 08	FY 08
REVENUES
TOTAL	471.2	447.0	415.6	431.9	1,765.7	402.6	386.3	361.0	378.5	1,528.5

Prepaid Products	260.8	251.6	230.7	228.7	971.8	208.9	202.9	182.8	183.9	778.4
CC- United States	215.9	204.9	180.0	175.1	776.0	159.5	161.5	139.2	138.1	598.2
CC- Europe	25.9	25.9	25.4	27.5	104.7	23.4	24.1	22.2	23.6	93.3
CC- Rest of World	7.2	7.8	10.1	7.4	32.5	8.1	7.9	7.6	7.5	31.1
Other	11.8	12.9	15.2	18.8	58.7	17.8	9.4	13.8	14.7	55.8
Wholesale	315.1	314.6	289.2	301.8	1,220.6	280.1	264.4	248.1	270.0	1,062.6
Intersegment Revenues	158.5	153.5	134.9	128.6	575.5	111.6	103.9	90.6	94.3	400.5
Wholesale -Third Party	156.6	161.1	154.3	173.1	645.1	168.5	160.5	157.4	175.7	662.1
Consumer Phone Services	53.8	34.3	30.7	30.0	148.8	25.3	23.0	20.8	18.9	88.0
United States	35.7	33.4	29.5	28.4	127.1	23.5	21.1	19.0	16.8	80.5
Europe	17.5	—	—	—	17.5	—	—	—	—	—
Other	0.6	0.8	1.2	1.6	4.2	1.7	1.9	1.8	2.1	7.5

GROSS PROFIT
TOTAL	107.7	86.2	80.6	75.1	349.6	86.9	84.8	78.7	89.1	339.5

Prepaid Products	50.4	34.4	37.3	32.2	154.3	38.5	38.2	33.4	45.7	155.8
Wholesale	36.3	36.5	30.6	27.6	130.9	35.7	36.0	31.8	34.0	137.5
Consumer Phone Services	21.0	15.3	12.8	15.4	64.5	12.7	10.6	13.6	9.4	46.2

GROSS MARGIN
TOTAL	22.8%	19.3%	19.4%	17.4%	19.8%	21.6%	22.0%	21.8%	23.5%	22.2%

Prepaid Products	19.3%	13.7%	16.2%	14.1%	15.9%	18.4%	18.8%	18.3%	24.9%	20.0%
Wholesale	11.5%	11.6%	10.6%	9.1%	10.7%	12.8%	13.6%	12.8%	12.6%	12.9%
Consumer Phone Services	39.0%	44.8%	41.6%	51.3%	43.3%	50.2%	46.2%	65.2%	49.6%	52.6%

SG&A including bad debt expense
TOTAL	83.8	81.3	80.5	113.0	358.5	78.4	78.0	77.1	75.0	308.5

Prepaid Products	41.2	45.5	45.8	86.2	218.8	46.8	46.0	42.4	44.4	179.7
Wholesale	24.1	26.4	26.4	22.4	99.3	24.6	25.8	29.8	24.9	105.1
Consumer Phone Services	18.4	9.3	8.3	4.4	40.4	7.0	6.2	4.9	5.7	23.7
United States	8.3	7.7	6.5	2.8	25.3	5.6	4.7	3.4	4.3	18.0
Europe	8.8	—	—	—	8.8	—	—	—	—	—
Other	1.3	1.7	1.8	1.6	6.3	1.4	1.5	1.4	1.4	5.7

IDT Telecom carried 23.1 billion minutes of traffic for third-party customers in fiscal 2008, a decrease of 1.1% compared with fiscal 2007. Wholesale segment minutes increased 19.4%, and wholesale minutes carried for third-party customers set company records both for the year and for the fourth quarter. However, this increase was offset by a 23.1% decline in retail minutes. For fiscal 2008, IDT Telecom’s traffic mix of minutes carried was 62.6% wholesale minutes and 37.4% retail minutes. For the fourth quarter of fiscal 2008, IDT Telecom carried 5.88 billion minutes for third-party customers, a 5.8% sequential increase, but a decrease of 0.3% versus the year-ago quarter.

For the year, IDT Telecom revenues declined 13.4%. Overall revenue per minute declined 9.9%. Revenue per minute from our Prepaid Products segment increased 3.5%, while revenue per minute from external customers in our Wholesale segment declined 14.0%. Revenues from our Consumer Phone Services segment declined 40.9%. In the fourth quarter of fiscal 2008, IDT Telecom revenues declined 12.4% compared to the year-ago result, and increased 4.9% sequentially. Overall revenue per minute in Q4 2008 declined 9.5% versus the fiscal 2007 fourth quarter, and declined 0.1% sequentially. Consumer phone services revenue in Q4 2008 declined 37.0% compared with the year-ago period, and 9.0% sequentially.

For IDT Telecom overall, fiscal 2008 gross profit dollars were 2.9% lower than in fiscal 2007. This decrease is due primarily to the continuing revenue decline in our Consumer Phone Services segment, which we have been strategically harvesting. Gross profit dollars for fiscal 2008 increased 5% in our Wholesale segment, primarily as a result of the decrease in direct cost of revenues due to continued reductions in connectivity costs. In our Prepaid Products segment, we delivered a slight increase in gross profit dollars for the year, due primarily to a $16.7 million reversal in fiscal 2008 of accrued regulatory fees as a result of the completion of an audit by USAC of our U.S. calling card business for calendar years 2005 and 2006, of which $10.9 million was reversed in Q4 2008. Without such reversal, gross profit dollars for fiscal 2008 would have decreased 9.8%, due primarily to the revenue decline in our U.S. calling card operations.

Selling, general and administrative (“SG&A”) expenses including bad debt expense for fiscal 2008 were 13.9% lower than those of fiscal 2007 as a result of reductions in compensation costs, sales and marketing expenses, consulting fees, and facilities costs. Most of the decrease occurred in our Prepaid Products segment, in which we had an accrual in Q4 2007 of $24.0 million relating to our previously announced settlement of litigation with Aerotel, as well as a $3.1 million reversal of a previously recorded legal accrual which was adjusted for in Q4 2008, partially offset by an additional $6 million accrual for the Aerotel matter that we recorded in Q4 2008. As a percentage of revenue, SG&A expenses including bad debt expense were basically flat year-over-year at 20.2% in fiscal 2008 and 20.3% in fiscal 2007. For the fourth quarter, SG&A expenses including bad debt expense decreased 33.6% versus the year-ago period, and 2.7% sequentially.

Depreciation and amortization expense for IDT Telecom fell from $71.2 million in fiscal 2007 to $57.3 million in fiscal 2008 due to assets becoming fully depreciated with limited new capital spending in the last two years. In Q4 2008, depreciation and amortization expense was $13.0 million, versus $17.2 million in the year-ago quarter.

Wholesale Telecommunications Services

In fiscal 2008, revenues from third-party customers increased 2.6%. Blended gross profit margins (including margins on minutes for internal customers) were 12.9% in fiscal 2008, compared with 10.7% in fiscal 2007. SG&A expenses including bad debt expense increased 5.8%, mostly due to compensation costs associated with the $40 million Altice One arbitration award, which was recognized in Q1. Operating income for fiscal 2008, which includes the arbitration award, increased by $46.5 million, to $26.7 million.

During the fourth quarter of fiscal 2008, we carried a record number of minutes for third-party customers. Revenues from third-party customers in Q4 2008 increased 1.5% year-over-year and 11.6% sequentially and also set company records. Gross profit dollars of $34.0 million in Q4 2008 represented an increase of 23.4% year-over-year and 7.0% sequentially. Gross profit margins were 12.6% in Q4 2008, compared with 12.8% in the previous quarter.

Prepaid Products

In fiscal 2008, our Prepaid Products segment terminated 8.65 billion minutes of traffic, compared with 11.24 billion minutes in fiscal 2007. Revenues declined 19.9% compared with fiscal 2007, mostly due to weakness in our U.S. and European calling card sales, partially offset by slight increases in Asia. In the fourth quarter of fiscal 2008, our Prepaid Products segment terminated 2.05 billion minutes of traffic, an 18.2% decrease from the year-ago amount and a 0.8% increase sequentially. A sequential increase was expected because our fourth quarter had 2.2% more days than our third quarter, and one of them was Mother’s Day, the heaviest calling day of the year. Revenues decreased 19.6% versus the year-ago quarter, and increased 0.6% sequentially.

RESULTS OF IDT ENERGY OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08	Q4 08	FY 2008
REVENUES	$36.2	$51.9	$57.3	$45.3	$190.7	$42.1	$65.1	$66.3	$75.5	$248.9
GROSS PROFIT	8.4	7.1	6.4	4.6	26.5	5.4	6.8	6.4	9.2	27.8
GROSS MARGIN %	23.2%	13.7%	11.2%	10.1%	13.9%	12.9%	10.4%	9.7%	12.2%	11.2%
SG&A, including bad debt	3.5	3.5	4.0	4.0	14.9	3.8	4.7	5.5	7.6	21.6
ENDING METERS SERVED (000)	258	271	284	300	300	312	318	343	376	376

IDT Energy continues to expand its customer base opportunistically in New York with the goal of acquiring profitable customers in low-risk markets; more specifically in regions where receivables are guaranteed under purchase of receivables (POR) programs, billing is handled by the utility, and commodity procurement can be effectuated on a real-time market basis. IDT Energy also regularly monitors other deregulated markets to determine if they are ripe for entry, and will initiate the licensing process in any selected location, should deregulated conditions develop favorably.

In fiscal 2008, IDT Energy’s base of meters served increased 25.3% compared to year-end fiscal 2007. Three quarters of the net meter additions occurred in the second half of our fiscal year when public utility energy prices were increasing sharply. Revenue increased 30.5% in fiscal 2008 to $248.9 million, due to both increased consumption generated by the larger customer base and to increases in both electricity and gas rates. Gross profit dollars increased 5.0% in fiscal 2008, although gross margins fell from 13.9% in fiscal 2007 to 11.2% in fiscal 2008. SG&A expenses including bad debt expense increased 44.6%, from 7.8% of IDT Energy’s revenues to 8.7%, mostly due to the incremental customer acquisition costs in the second half of the year.

In the fourth quarter of fiscal 2008 IDT Energy added 33,000 net meters, the greatest quarterly increase in net meters in its history. Revenues in Q4 2008 increased 66.4% year-over-year and 13.8% sequentially. Gross profit dollars increased 102.3% year-over-year and 43.6% sequentially. Gross margins increased 210 basis points year-over-year and 250 basis points sequentially. SG&A expenses including bad debt expense in Q4 2008 increased 90.9% year-over-year and 37.1% sequentially, mostly due to the expenses of adding new customers, but also due to increases in utility fees associated with the increased customer base.

RESULTS OF IDT CAPITAL OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08	Q4 08	FY 2008
REVENUES
TOTAL	$13.0	$12.8	$11.5	$13.6	$50.9	$13.6	$13.0	$13.5	$14.8	$55.0
Local Media	6.0	5.4	4.9	6.7	23.0	6.0	5.2	5.4	7.5	24.2
Internet Mobile Group	—	0.1	0.1	1.5	1.7	2.3	2.4	2.6	3.4	10.7
Alternative Energy	—	—	—	—	—	—	—	—	—	—
All Other	7.0	7.3	6.5	5.4	26.2	5.4	5.4	5.4	3.9	20.1
GROSS PROFIT
TOTAL	6.8	8.7	5.0	7.4	27.9	6.0	5.8	5.1	9.3	26.2
Local Media	4.3	3.9	3.1	4.9	16.2	4.4	3.4	3.7	5.3	16.8
Internet Mobile Group	0.0	0.1	0.1	0.6	0.8	0.9	1.0	1.1	1.9	4.9
Alternative Energy	—	—	—	—	—	—	—	—	—	—
All Other	2.5	4.7	1.8	1.9	10.9	0.7	1.4	0.3	2.2	4.6
GROSS MARGIN %
TOTAL	53.0%	68.1%	43.1%	54.2%	54.9%	43.9%	44.7%	37.5%	62.9%	47.7%
Local Media	72.6%	72.6%	62.6%	73.3%	70.7%	72.7%	66.2%	67.6%	70.2%	69.4%
Internet Mobile Group	—	100.0%	83.5%	37.9%	43.2%	39.5%	42.1%	41.3%	55.6%	45.7%
Alternative Energy	—	—	—	—	—	—	—	—	—	—
All Other	36.2%	64.5%	27.7%	34.7%	41.6%	13.4%	25.3%	5.4%	57.3%	23.1%
SG&A, including bad debt
TOTAL	8.9	10.5	11.8	14.3	45.5	14.3	17.6	13.6	13.0	58.4
Local Media	3.6	4.3	4.1	5.0	17.0	4.6	5.2	4.7	5.2	19.6
Internet Mobile Group	0.3	1.0	0.6	1.5	3.4	1.9	2.6	2.4	1.9	8.8
Alternative Energy	—	—	—	—	—	—	—	—	—	—
All Other	5.0	5.3	7.1	7.8	25.2	7.8	9.8	6.4	5.9	29.9

IDT Capital consists of the IDT Local Media businesses (principally the CTM brochure distribution operation and other advertising-based new product initiatives focused on small to medium sized businesses, plus our WMET Washington, D.C. based AM radio station), the Internet Mobile Group (Zedge—a web based, worldwide destination for free, user-generated mobile content distribution and sharing—and our majority holding in IDW Publishing, an established leader in the publication of comic books and graphic novels, and its newly formed children’s book imprint), and Alternative Energy which consists of AMSO, our U.S. oil shale initiative and other alternative energy initiatives. IDT Capital also contains some of our intellectual property as well as other smaller businesses, some of which are early stage initiatives, which are summarized in the table above and in our discussions as “All Other.”

In fiscal 2008, IDT Capital reported revenue of $55.0 million, an 8.1% gain versus the fiscal 2007 amount. The businesses in IDT Capital with the largest revenue in fiscal 2008 were IDT Local Media, at $24.2 million, and the All Other lines of business, at $20.1 million. The Internet Mobile Group Group (IMG) accounted for the largest revenue gain in fiscal 2008, an increase of $9.1 million to $10.7 million.

Loss from operations was ($63.8) million in fiscal 2008 compared to ($26.6) million in fiscal 2007. Alternative Energy accounted for $7.0 million of the additional loss from operations, primarily due to its research and development expense. Also contributing to the loss from operations increase in fiscal 2008 were losses on the disposal of businesses of ($8.8) million and ($0.8) million from our Israel call center and our aviation related toys and collectibles business, respectively, both of which were transferred to their respective managements in Q4 2008. The exclusion of the operating results from these two businesses would have eliminated $20.8 million from IDT Capital’s loss from operations in fiscal 2008.

Local Media

For fiscal 2008 Local Media reported a revenue increase of 4.7%. Fourth quarter revenue increases were 11.9% and 38.1% versus the year-ago quarter and sequentially, respectively. Local Media’s operating loss of ($8.0) million for fiscal 2008 represented a 258.2% increase versus fiscal 2007. In the fourth quarter of fiscal 2008, WMET recorded an impairment charge of $3.5 million related to certain of its fixed assets. The majority of the remainder of the loss ($3.8 million of the $4.5 million total) occurred in the second and third quarters of the year, and was primarily attributable to lower revenue in these quarters and increased spending on SG&A devoted to the Local Media New Products Group.

CTM Brochure Display, which accounts for the majority of the Local Media revenues, was profitable on an operating basis. It has been successfully upselling other relevant products to its existing customers, such as printing services and advertising in its owned tourism guides. In addition, various restructurings have resulted in a reduction in selling costs while not adversely affecting sales growth. CTM continues to test new products. Similarly, the New Products Group within Local Media has been testing new media products, such as search engine marketing, with small to medium sized businesses.

Internet Mobile Group

For fiscal 2008, the Internet Mobile Group’s revenue increased from $1.7 million to $10.7 million, principally because of the December 2006 acquisition of Zedge and the June 2007 acquisition of IDW Publishing. Because of the timing of these acquisitions, year-over-year comparisons are not meaningful for fiscal 2008. Revenue growth was particularly strong (30.3% sequentially) in the fourth quarter of fiscal 2008. For the fiscal year the Group’s operating loss was ($5.5) million, primarily due to expenditures to develop Zedge. In the fourth quarter of fiscal 2008 the Group’s operating loss was reduced 39.0% sequentially to ($0.9) million.

Zedge (http://www.zedge.net), a destination for free mobile content, released its 3.0 web site design in April 2008. This upgrade to the website makes it significantly easier for users to find the content that they want, connect with one another, and create and share content. The site has over 11 million registered users, mostly male in the 18 to 35 year old age bracket. Members upload over 6,000 items of content per day. The content library, which exceeds 2.1 million items, consists of ringtones, wallpaper, videos, games and themes. Zedge, which has a truly global following, has become one of the most popular sites for mobile content in the U.K. In the fourth quarter, OpenZedge was launched on the mobile phone and on the website. OpenZedge reduced the requirement for registration, expanding the audience available to download Zedge’s content. Zedge also initiated a number of content partnerships designed to drive additional traffic to the site and build the content library. Currently, close to 2 million downloads are performed on a daily basis. There are close to 6 million unique users per month visiting Zedge on the web and mobile, and over 13 million page views per day. The first phase of a localization project, which uses algorithms to match the content displayed to the country from which the user is logging on, was implemented for many of our major countries. Zedge’s revenues are derived from advertising and it will continue to build advertising revenue by introducing direct revenue streams on the site through its sales force. The group expects to be break-even by the end of fiscal 2009.

IDW Publishing (http://www.idwpublishing.com), which currently accounts for the majority of the revenue in the IDT Internet Mobile Group, operated at a modest profit throughout fiscal 2008. IDW publishes 35 to 40 graphic novel titles a month and licenses properties for use by film entertainment. The company plans to maintain its publishing pace in fiscal 2009, and to set up some properties for TV or feature development. Some IDW highlights in fiscal 2008 were:

•	The first major movie based on an IDW property was released in October 2007. 30 Days of Night was the #1 movie in its opening weekend.

•	IDW was again named ‘Publisher of the Year’ in 2008, and was also named one of the Top 100 Global Licensees by License Magazine.

•	IDW launched its children’s book division, Worthwhile Books.

•	Major comic book titles in 2008 included Angel, Transformers, Igor, Mummy, Doctor Who, Ghost Whisperer, and Speed Racer.

•	IDW sold the entertainment rights for Locke & Key to Dimension Films.

•	IDW secured the comic book rights to GI Joe and Terminator 2, both of which have major movies scheduled for 2009.

Alternative Energy

The planning phase for the RD&D (Research, Development and Demonstration) project for Alternative Energy is continuing and we expect to initiate field work later this year, after the Bureau of Land Management approves the plan of operations. We will begin with characterizing the site to better understand the oil shale resource as well as the hydrology. Our total expenditures and their timing will depend on a number of factors, including the early results of our R&D. Should we decide not to fund further research after benchmarks have been achieved, our equity stake will be reduced. Our Q4 2008 funding was $0.7 million.

RESULTS OF IDT CARMEL OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08	Q3 08	Q4 08	FY 2008
REVENUES	$1.9	$0.8	$1.0	$1.8	$5.5	$9.7	$12.4	$12.5	$11.1	$45.6
GROSS PROFIT	0.5	(0.9)	(2.3)	(3.6)	(6.3)	3.3	5.7	3.8	2.9	15.6
GROSS MARGIN %	26.9%	-113.7%	-241.3%	-202.9%	-116.7%	34.2%	46.0%	30.4%	26.0%	34.3%
SG&A	0.7	1.0	1.0	1.5	4.2	1.2	1.7	1.8	1.5	6.1
BAD DEBT EXPENSE	—	—	—	—	—	—	16.1	—	15.6	31.7
RECEIVABLES UNDER MANAGEMENT	3.7	14.3	34.3	51.1	51.1	81.1	90.3	82.0	63.1	63.1
NET EXPENDITURES TO PURCHASE RECEIVABLES	6.0	13.0	28.0	31.0	79.0	37.0	30.0	0.0	0.0	67.0

In fiscal 2008 IDT Carmel’s reported results were impacted by two major factors:

•

A change in the method of accounting from Cost Recovery to Effective Yield for recognizing revenue in our purchased debt portfolios business. Under Effective Yield, revenue is recognized on a calculated internal rate of return based on our cash flow expectations for each portfolio. Under Cost Recovery, no revenue is recognized until the cost of the portfolio is completely recovered or sold. We implemented the change effective Q1 2008, and it was the primary reason for the increase in revenues from $5.5 million in fiscal 2007 to $45.6 million in fiscal 2008.

•

Bad debt expense of $31.7 million recorded in Q2 and Q4 2008, due to actual cash collections that were below expectations and decreases in estimates of future cash collections. This bad debt expense reflects in part the particularly challenging collection environment as a result of factors in the U.S. economy that IDT Carmel cannot control, which are likely to impact consumers’ willingness and ability to repay their debts to IDT Carmel.

We are undertaking steps to improve cash flow, including

(1)	recruiting an extremely experienced management team, headed by President and COO Mark Meisenbacher, announced on September 4th,

(2)	the consolidation of all collection activities to two centers based in Minnesota,

(3)	technology implementations, including a dialer, to improve the effectiveness of in-house collectors,

(4)	sales of underperforming portfolios which are being investigated, and

(5)	implementation of advanced skip tracing and location services to increase collections which are in process.

IDT Carmel’s loss from operations increased from ($10.7) million to ($25.3) million in the year to year comparison. Q4 2008 loss from operations was ($16.9) million, down from income from operations of $1.9 million in Q3 2008.

IDT CONFERENCE CALL INFORMATION

Conference call today, October 6, 2008, at 5:00 PM Eastern Time.

•	From the U.S., please dial 877-407-8033, Passcode IDT.

•	International callers, please dial 201-689-8033, Passcode IDT.

•	Replay available for one week at:

1-877-660-6853, Account #: 286; Conference ID #: 297144 for domestic callers, or

1-201-612-7415, Account #: 286; Conference ID #: 297144 for international callers.

•

Webcast of the conference call will be available at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

About IDT Corporation:

IDT Corporation (www.idt.net) is a multinational holding company with subsidiaries spanning several industries including: IDT Telecom, which provides telecommunications services to consumers and businesses, including prepaid and rechargeable calling cards, a range of voice over Internet protocol (VoIP) communications services, wholesale carrier services and local, long distance and wireless phone services; IDT Energy (www.idtenergy.com), which operates an Energy Services Company (ESCO) in New York State; IDT Carmel, which manages receivables portfolios and performs debt collection services; Zedge (www.zedge.net), which provides a web-based, worldwide destination for free, user-

generated mobile content distribution and sharing; American Shale Oil Corporation (AMSO) (www.amso.net), which manages IDT’s U.S. oil shale initiative, and IDT Capital, whose portfolio of companies includes IDT Spectrum (www.idtspectrum.com), CTM Media Group (www.ctmmediagroup.com), and IDW Publishing (www.idwpublishing.com). IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:

IDT Corporation

Bill Ulrey, 973-438-3838

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except per share data)	Unaudited 2008	2007	2006
REVENUES	$1,877,990	$2,012,739	$2,226,422
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,468,784	1,615,047	1,779,980
Selling, general and administrative (i)	445,979	483,483	525,823
Depreciation and amortization	68,747	80,011	87,422
Bad debt	45,503	12,943	18,521
Research and development	11,567	5,232	11,817
Restructuring and impairment charges	66,187	33,404	23,646

TOTAL COSTS AND EXPENSES	2,106,767	2,230,120	2,447,209
Arbitration award	40,000	—	—
(Loss) gain on sale of businesses	(9,569)	44,671	—

Loss from operations	(198,346)	(172,710)	(220,787)
Interest income, net	4,766	18,069	9,416
Other (expense) income, net	(17,309)	28,980	7,284

Loss from continuing operations before minority interests and income taxes	(210,889)	(125,661)	(204,087)
Minority interests	1,370	(10,180)	(16,177)
Provision for income taxes	(9,923)	(3,605)	(2,576)

Loss from continuing operations	(219,442)	(139,446)	(222,840)
Discontinued operations, net of tax:
Loss from discontinued operations	—	(7,165)	(35,883)
(Loss) gain on sale of discontinued operations	(4,888)	205,235	80,069

Total discontinued operations	(4,888)	198,070	44,186

NET (LOSS) INCOME	$(224,330)	$58,624	$(178,654)

Earnings per share:
Basic and diluted:
Loss from continuing operations	$(2.88)	$(1.70)	$(2.32)
Total discontinued operations	(0.07)	2.41	0.46

Net (loss) income	$(2.95)	$0.71	$(1.86)

Weighted-average number of shares used in calculation of basic and diluted earnings per share:	76,171	82,165	96,028

(i) Stock based compensation included in selling, general and administrative expense	$4,407	$7,726	$21,521

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	Unaudited 2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$169,019	$153,845
Marketable securities	111,462	388,140
Trade accounts receivable, net of allowance for doubtful accounts of $21,589 and $19,654 at July 31, 2008 and 2007, respectively	178,642	164,802
Prepaid expenses	23,881	28,920
Short-term investments	22,563	—
Other current assets	70,416	60,452

TOTAL CURRENT ASSETS	575,983	796,159
Property, plant and equipment, net	229,931	251,318
Goodwill	74,509	101,515
Licenses and other intangibles, net	9,437	13,824
Investments—long-term	40,295	119,052
Deferred income tax assets, net	2,300	—
Other assets	70,520	78,465

TOTAL ASSETS	$1,002,975	$1,360,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$82,976	$47,467
Accrued expenses	203,487	288,017
Deferred revenue	88,618	112,757
Income taxes payable	123,000	—
Capital lease obligations—current portion	9,316	21,049
Notes payable—current portion	2,115	8,095
Other current liabilities	15,021	17,598

TOTAL CURRENT LIABILITIES	524,533	494,983
Deferred income tax liabilities, net	—	105,049
Capital lease obligations—long-term portion	11,148	23,401
Notes payable—long-term portion	100,150	82,847
Other liabilities	18,957	12,928

TOTAL LIABILITIES	654,788	719,208
Minority interests	5,850	10,963
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 25,075 and 25,075 shares issued and 14,542 and 14,996 shares outstanding at July 31, 2008 and 2007, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at July 31, 2008 and 2007	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 63,904 and 63,261 shares issued and 51,249 and 56,043 shares outstanding at July 31, 2008 and 2007, respectively	639	633
Additional paid-in capital	716,598	711,103
Treasury stock, at cost, consisting of 10,533 and 10,079 shares of common stock and 12,655 and 7,218 shares of Class B common stock at July 31, 2008 and 2007, respectively	(285,536)	(240,355)
Accumulated other comprehensive income	6,754	10,750
Retained earnings (deficit)	(96,467)	147,682

TOTAL STOCKHOLDERS’ EQUITY	342,337	630,162

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,002,975	$1,360,333

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	Unaudited 2008	2007	2006
OPERATING ACTIVITIES
Net (loss) income	$(224,330)	$58,624	$(178,654)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Net loss (income) from discontinued operations	4,888	(198,070)	(44,186)
Depreciation and amortization	68,747	80,011	87,422
Restructuring and impairment charges	39,140	10,933	13,121
Minority interests	(1,370)	10,180	16,177
Deferred income taxes	5,832	(1,991)	(5,648)
Write-off of acquired research and development assets	6,672	—	—
Provision for doubtful accounts receivable	13,996	13,307	18,544
Provision for losses on purchased debt portfolios	31,652	—	—
Net realized losses (gains) from sales of marketable securities and investments	17,365	(4,909)	(845)
Gain on sale of building	(4,146)	—	—
Loss (gain) on sale of businesses	9,569	(44,671)	—
Interest in the equity of investments	6,078	(22,416)	—
Stock-based compensation	4,407	7,726	21,521
Change in assets and liabilities, net of effects from acquisitions/dispositions of businesses:
Trade accounts receivable	(35,730)	3,090	(47,295)
Other current assets and other assets	7,832	2,487	(2,950)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(59,673)	4,142	17,489
Income taxes payable	(10,000)	—	—
Deferred revenue	(24,139)	(20,548)	(7,400)

Net cash used in operating activities	(143,210)	(102,105)	(112,704)
INVESTING ACTIVITIES
Capital expenditures	(20,286)	(36,290)	(53,523)
Purchase of building	(24,778)	—	—
Collection (issuance) of notes receivable, net	15,003	(64)	836
Investments and acquisitions, net of cash acquired	(21,862)	(49,159)	(103,351)
Proceeds from sales of investments	70,105	—	—
Proceeds from sales of building	4,872	—	—
Proceeds from sales of discontinued operations, net of cash sold and transaction costs	—	260,591	129,308
Proceeds from sale of U.K.-based Toucan business, net of transaction costs	—	38,379	—
Purchase of debt portfolios	(67,332)	(78,443)	—
Principal collections and proceeds on resale of debt portfolios	23,733	28,070	—
Proceeds from sales and maturities of marketable securities	695,714	1,684,344	1,760,705
Purchases of marketable securities	(442,945)	(1,671,510)	(1,446,237)

Net cash provided by investing activities	232,224	175,918	287,738
FINANCING ACTIVITIES
Dividends paid	—	(30,783)	—
Distributions to minority shareholders of subsidiaries	(4,087)	(11,367)	(25,420)
Proceeds from exercise of stock options	94	5,761	2,894
Proceeds from employee stock purchase plan	1,173	2,284	2,347
Proceeds from borrowings	—	—	11,000
Proceeds from sale lease back transactions on capital leases	—	13,319	—
Repayments of capital lease obligations	(25,296)	(20,586)	(21,580)
Repayments of borrowings	(3,922)	(3,588)	(21,751)
Repurchase of stock options in tender offer	—	—	(15,829)
Repurchases of common stock and Class B common stock	(45,354)	(22,522)	(73,514)

Net cash used in financing activities	(77,392)	(67,482)	(141,853)
DISCONTINUED OPERATIONS
Net cash used in operating activities	—	(20,261)	(130,339)
Net cash provided by investing activities	—	3,847	12,078
Net cash provided by financing activities	—	7,536	59,152

Net cash used in discontinued operations	—	(8,878)	(59,109)
Effect of exchange rate changes on cash and cash equivalents	3,552	5,200	5,161

Net increase (decrease) in cash and cash equivalents	15,174	2,653	(20,767)
Cash and cash equivalents (including discontinued operations) at beginning of year	153,845	151,192	171,959

Cash and cash equivalents (including discontinued operations) at end of year	169,019	153,845	151,192
Less cash and cash equivalents of discontinued operations at end of year	—	—	(32,083)

Cash and cash equivalents (excluding discontinued operations) at end of year	$169,019	$153,845	$119,109

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$9,711	$9,512	$10,148

Cash payments made for income taxes	$13,090	$1,507	$6,729

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Assumption of mortgage payable in connection with the purchase of the Company’s headquarters office building	$26,851	$—	$—

Receipt of the Company’s Class B common stock and IDT Telecom shares as part of the proceeds from the sale of IDT Entertainment	$—	$226,649	$—

Receipt of marketable securities as part of the proceeds from the sale of Toucan	$—	$7,851	$—

Purchases of property, plant and equipment through capital lease obligations	$398	$293	$3,856

Issuance of liabilities for acquisitions	$—	$1,300	$—

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JULY 31, 2008

(In thousands)	Total IDT Corporation	Inter- Segment	Wholesale Telecom	Prepaid Products Telecom	CPS Telecom	IDT Carmel	IDT Energy	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA

Revenues	$479,951	$(94,311)	$270,026	$183,911	$18,912	$11,109	$75,456	$14,849	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	369,396	(94,311)	236,019	138,186	9,540	8,219	66,239	5,504	—
Selling, general and administrative	95,208	—	23,921	42,188	4,512	1,451	7,152	12,298	3,687
Research and development	1,759	—	—	1,063	—	—	—	696	—
Bad debt	21,131	—	990	2,214	1,192	15,600	440	693	—
Depreciation and amortization	16,720	—	6,965	5,699	367	141	30	2,764	754
Restructuring and impairment charges	45,468	—	8,951	25,240	781	2,631	8	5,987	1,870

Total costs and expenses	549,682	(94,311)	276,846	214,590	16,392	28,042	73,869	27,942	6,311
Loss on sale of businesses	(9,569)	—	—	—	—	—	—	(9,569)	—

(Loss) income from operations	(79,300)	$—	$(6,820)	$(30,678)	$2,520	$(16,934)	$1,587	$(22,663)	$(6,311)

Interest expense, net	(534)
Other expense, net	(7,676)

Loss from continuing operations before minority interests and income taxes	(87,510)
Minority interests	2,351
Provision for income taxes	(912)

Loss from continuing operations	(86,071)
Loss on sale of discontinued operations	(359)

Net loss	$(86,430)